Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

ARK 21SHARES ETHEREUM ETF

This Certificate of Amendment to the Certificate of Trust of Ark 21Shares Ethereum Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is Ark 21Shares Ethereum Trust.

2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to 21Shares Core Ethereum ETF.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in
its individual capacity but solely as Trustee of the Trust

By:	/s/ Gregory Daniels
	Name:	Gregory Daniels
	Title:	Vice President